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                                                                    EXHIBIT 12.1

                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

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

                                                                              Year Ended May 31,
                                                  --------------------------------------------------------------------------
                                                       1990           1991           1992           1993            1994
                                                  -------------   ------------   ------------   -------------   ------------
                                                                         (In thousands, except ratios)
Earnings:
     Income (loss) before
          income taxes . . . . . . . . . . .        $218,423       $ 40,942       $(146,828)      $203,576        $378,462
     Add back:  Interest expense, net of
                  capitalized interest . . .         199,237        196,982         176,321        168,762         152,170
                Amortization of debt
                  issuance costs . . . . . .           2,989          1,634           2,570          4,906           2,860
               Portion of rent expense
                  representative of
                  interest factor. . . . . .         248,830        292,840         299,012        262,724         285,261
                                                    --------       --------        --------       --------        --------

     Earnings as adjusted. . . . . . . . . .        $669,479       $532,398       $ 331,075       $639,968        $818,753
                                                    --------       --------       ---------       --------        --------
                                                    --------       --------       ---------       --------        --------

Fixed Charges:
     Interest expense, net of
          capitalized interest . . . . . . .        $199,237       $196,982        $176,321       $168,762        $152,170
     Capitalized interest. . . . . . . . . .          16,986         35,442          26,603         31,256          29,738
     Amortization of debt issuance
          costs. . . . . . . . . . . . . . .           2,989          1,634           2,570          4,906           2,860
     Portion of rent expense
          representative of
          interest factor. . . . . . . . . .         248,830        292,840         299,012        262,724         285,261
                                                    --------       --------        --------       --------        --------

                                                    $468,042       $526,898        $504,506       $467,648        $470,029
                                                    --------       --------        --------       --------        --------
                                                    --------       --------        --------       --------        --------

     Ratio of Earnings to Fixed Charges. . .             1.4            1.0           (A)              1.4             1.7
                                                    --------       --------        --------       --------        --------
                                                    --------       --------        --------       --------        --------


(A)   Earnings were inadequate to cover fixed charges by $173.4 million for the year ended May 31, 1992.

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